Exhibits 5.1 and 23.2

December 11, 2020

Ally Financial Inc.

Ally Detroit Center

500 Woodward Ave.

Floor 10, Detroit, Michigan 48226

Ladies and Gentlemen:

Ally Financial Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), Variable Denomination Adjustable Rate Demand Notes (the “Notes”) to be issued from time to time pursuant to an Indenture dated October 15, 1985, as supplemented and amended by the first supplemental indenture dated April 1, 1986, the second supplemental indenture dated June 24, 1986, the third supplemental indenture dated February 15, 1987, the fourth supplemental indenture dated December 1, 1988, the fifth supplemental indenture dated October 2, 1989, the sixth supplemental indenture dated January 1, 1998, the seventh supplemental indenture dated June 15, 1998 and the eighth supplemental indenture dated January 4, 2012 (the “Indenture”) between the Company and U.S. Bank National Association, as Successor Trustee.

I, as Associate General Counsel of the Company, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, I have, without independent inquiry or investigation, assumed that (i) all documents submitted to me as originals are authentic and complete, (ii) all documents submitted to me as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that I reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that I reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that I reviewed were and are accurate.

Assuming the Indenture has been duly authorized, executed and delivered by the Trustee and the Company; based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, I advise you that, in my opinion, the specific terms of a particular series of Notes have been duly authorized and established in accordance with the Indenture; and such Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the Ally Demand Notes Program (filed as an exhibit to the Registration Statement) against payment therefor, such Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, I have assumed that, at or prior to the time of the delivery of the Notes, (i) the Board of Directors of the Company shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Company shall remain, validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; and (iv) the Indenture and the Notes are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); and (v) there shall not have occurred any change in law affecting the validity or enforceability of the Notes. I have also assumed that the terms of the Notes whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any Notes (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

I am a member of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to my name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ryan J. Rettmann
Ryan J. Rettmann
Associate General Counsel